Exhibit 21.1

Subsidiaries of Zoran Corporation

Name	Jurisdiction of Registration
Zoran Digital Technologies (Shenzhen) Ltd	China
Zoran GmbH	Germany
Zoran Microelectronics Ltd.	Israel
Zoran Japan K.K.	Japan
Zoran Korea Ltd.	South Korea
Zoran Asia Pacific Ltd.	Hong Kong
Zoran UK Ltd.	United Kingdom
Zoran Electronics Singapore Pte. Ltd.	Singapore
Zoran International, Inc.	Delaware, U.S.A.
Oak Technology, LLC	Delaware, U.S.A.
Pixel Magic, Inc.	Delaware, U.S.A
Zoran France SA	France
Microtune, (GP) L.L.C.	Delaware
Microtune, (LP) L.L.C.	Delaware
Microtune (Texas), L.P.	Texas
Microtune (San Diego), Inc.	California
HMTF Acquisition (Bermuda) Ltd.	Bermuda
HMTF Erste Beteilingungs GmbH	Germany
Microtune Verwaltungs GmbH	Germany
Microtune GmbH & Co. KG	Germany
Microtune (Japan), Inc.	Delaware
Transilica Singapore Pte Ltd	Singapore
Microtune (Taiwan), Ltd.	Taiwan
Microtune (Korea), Ltd.	Korea
Microtune RF-Technologies (Phil.), Inc.	Philippines
NSF-Technologies (Phil.), Inc.	Philippines
Auvitek International Ltd.	Cayman Islands
Auvitek Corporation	Delaware
Microtune Shanghai, Ltd.	China
Microtune (Hong Kong) Limited	Hong Kong